Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Julia Hallisey
Investor Relations Tel: +1-203-504-1063

Aircastle Increases Quarterly Dividend 14% to $0.50 per Common Share

Stamford, CT. March 14, 2007 - Aircastle Limited (NYSE: AYR) announced today that its Board of Directors declared a first quarter cash dividend on its common shares of $0.50 per share, representing an increase of 14% over the dividend for the fourth quarter of 2006. This dividend is payable on April 13, 2007 to holders of record of Aircastle’s common shares on March 30, 2007. Aircastle announces dividends on a quarterly basis, separately from quarterly earnings announcements.

About Aircastle Limited

Aircastle Limited is a global company that acquires and leases high-utility commercial jet aircraft to airlines throughout the world. As of March 12, 2007, Aircastle had acquired and committed to acquire aviation assets having an aggregate purchase price equal to $2.23 billion and $1.44 billion, respectively, for a total of approximately $3.67 billion, including 38 aircraft Aircastle has acquired or committed to acquire from affiliates of Guggenheim Aviation Investment Fund, LP.

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